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                                                               EXHIBIT NO. 99(a)


                  EXCHANGE RATIO SET FOR ALLSTATE'S MERGER WITH
                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:

         JACKSONVILLE, FLORIDA; October 25, 1999 - The Allstate Corporation (NYSE: ALL) and American Heritage Life Investment Corporation (NYSE: AHL) today announced that the exchange ratio for American Heritage Life shares to be exchanged in the previously announced merger between American Heritage Life and a subsidiary of Allstate has been set at 1.34973. A special meeting of shareholders of American Heritage Life will be held on October 27, 1999 to consider and vote on the merger.

         If the merger is approved by the shareholders of American Heritage Life, it is expected that the merger will be effective on October 31, 1999. Based on that assumption, each share of American Heritage Life common stock will be converted into the right to receive $32.25 in cash, or exchanged for 1.34973 shares of Allstate common stock, subject to proration, if elections to receive cash total more than 50 percent of the total consideration. American Heritage Life shareholders can also select a combination of shares and cash. A mailing describing cash election procedures was sent to American Heritage Life's shareholders in late September.

         The Allstate Corporation is the nation's largest publicly held personal lines insurance company. Its main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has approximately 15,500 agents in the U.S. and Canada, and Allstate Life and Savings, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is currently the nation's 17th largest life insurance business.

         American Heritage Life Investment Corporation is the parent of American Heritage Life Insurance Company, a 42-year-old insurance company headquartered in Jacksonville, FL, and licensed in 49 states, Puerto Rico, the District of Columbia and the U.S. Virgin Islands. It markets ordinary life, individual accident and health, annuities, group life, group accident and health, credit life and credit health insurance through its approximately 7,500 licensed agents and brokers.